Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 of Heritage Financial Group, Inc. (SEC File Number 333-184592) and the three Registration Statements on Form S-8 of Heritage Financial Group, Inc. (SEC File Numbers 333-171391, 333-171894, and 333-175154) of our report dated March 14, 2014, relating to our audit of the consolidated financial statements of Heritage Financial Group, Inc. as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011 and which report is included in Heritage Financial Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013.

/s/ Mauldin & Jenkins, LLC

Albany, Georgia
March 14, 2014